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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ____________________________


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported) June 24, 2003


                           Q COMM INTERNATIONAL, INC.
                           --------------------------
             (Exact name of Registrant as specified in its charter)



          Utah                     000-28885               87-0674277
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(State or other jurisdiction    (Commission File   (IRS Employer Identification
    of incorporation)               Number)                   No.)



                              1145 South 1680 West
                              Orem, Utah 84058-4930
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               (Address Of Principal Executive Office) (Zip Code)



        Registrant's telephone number, including area code (801) 226-4222
                                                           --------------

                                       N/A
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          (Former name or former address, if changed since last report)

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Item 5: Other Events

     On June 24 and June 30, 2003, the Registrant issued the following press releases:

(Orem, UT) - June 24, 2003 - Q Comm International, Inc. (OTC BB: QCMM) today announced that its registered public offering of 1,100,000 units became effective today at 4:30 PM Eastern Time. The units were priced at $13.00. Each unit consists of two shares of common stock and one warrant to purchase an additional share of common stock at $9.75. Gross proceeds to the Company will be approximately $14.3 million. The offering is expected to close June 30, 2003. The managing underwriter of the offering is Paulson Investment Company, Inc. Paulson has been granted an option to purchase up to 165,000 additional units from the Company for the purpose of covering overallotments, if any. This offering may only be made by prospectus. Copies of the prospectus may be obtained from Paulson Investment Company, Inc., 811 Southwest Naito Parkway, Portland, Oregon 97204.

Q Comm also announced today that the American Stock Exchange (AMEX) has agreed to list the units, the common stock and the unit warrants under the symbols, "QMM", "QMM.WS" and "QMM.U", respectively. Trading in the units and the common stock on the AMEX will begin tomorrow, June 25, 2003. However, the common stock and the unit warrants included in the units will not begin to trade separately until July 25, 2003. The approval from the American Stock Exchange is contingent on the company being in compliance with all applicable listing standards on the date it begins trading on the AMEX and may be rescinded if it is not in compliance with those standards. Trading of the Company's shares on the Over The Counter Bulletin Board under the symbol "QCMM" will be discontinued at close of business on June 24, 2003.

"The money we have raised in this offering will be used to satisfy demand for our products and to fund our growth," said Paul Hickey, chief executive officer of Q Comm International. "And we are delighted to be listed on the AMEX. We believe this will provide much better visibility and liquidity for the Company and our shareholders."

ABOUT Q COMM INTERNATIONAL:

Established in 1992, Q Comm International provides proprietary prepaid transaction processing and information management systems that facilitate electronic recharge or distribution of prepaid products from service providers or their distributors to retail points of sale. In concert with its proprietary data center platform, Q Comm's point-of-sale terminal, Qxpress 200(TM), is currently used by wireless carriers or mobile operators, telecom distributors, and various retailers to sell a wide range of prepaid products and services including prepaid wireless or prepaid mobile, prepaid phone cards, prepaid dial tone and prepaid bank cards, such as prepaid MasterCard. Q Comm's transaction processing center (TPC) and Qxpress 200 point-of-sale activation (POSA) terminals enable service providers, such as wireless carriers, and their distributors to electronically distribute their prepaid airtime to retail points of sale. This replaces traditional hard cards (also known as scratch cards or vouchers) which are costly to distribute. Q Comm's prepaid TPC and POSA technologies also provide more comprehensive reporting and inventory management among other benefits.


(Orem, UT) - June 30, 2003 - Q Comm International, Inc. (Amex: QMM) today announced that it has closed its previously announced public offering of 1,100,000 units. The units were priced at $13 per unit, yielding gross proceeds to the company of $14.3 million. Paulson Investment Company, Portland, Oregon, underwrote the offering.

The units will trade until July 25, 2003 after which the common stock and warrants included in the units will trade separately. The units trade under the symbol QMM.U; however, private reporting news services may track the units under a different symbol. Please contact your vendor for additional information.

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"Q Comm is now a stronger company," said Paul Hickey, chief executive officer of
Q Comm International. "The proceeds of the public offering enable us to significantly increase production and placement of our Qxpress terminals to satisfy existing demand in the U.S. and internationally."

ABOUT Q COMM INTERNATIONAL:
Established in 1992, Q Comm International provides proprietary prepaid transaction processing and information management systems that facilitate electronic recharge or distribution of prepaid products from service providers or their distributors to retail points of sale. In concert with its proprietary data center platform, Q Comm's point-of-sale terminal, Qxpress 200(TM), is currently used by wireless carriers or mobile operators, telecom distributors, and various retailers to sell a wide range of prepaid products and services including prepaid wireless or prepaid mobile, prepaid phone cards, prepaid dial tone and prepaid bank cards, such as prepaid MasterCard. Q Comm's transaction processing center (TPC) and Qxpress 200 point-of-sale activation (POSA) terminals enable service providers, such as wireless carriers, and their distributors to electronically distribute their prepaid airtime to retail points of sale. This replaces traditional hard cards (also known as scratch cards or vouchers) which are costly to distribute. Q Comm's prepaid TPC and POSA technologies also provide more comprehensive reporting and inventory management among other benefits. For more information, visit the Company's Web site at www.qcomm.com.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.


                                                  Q Comm International, Inc.

Dated:  July 1, 2003                              By: /s/ Paul C. Hickey
                                                     ------------------------
                                                      Paul C. Hickey
                                                      Chief Executive Officer








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